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                                                                    EXHIBIT 99.1


PRESS RELEASES

INTRAWARE REACHES AGREEMENT ON
ADDITIONAL FINANCING AND REDEEMS OUTSTANDING PREFERRED
STOCK

INVESTORS INCLUDE VENTURE CAPITALISTS, TECHNOLOGY EXECUTIVES AND MEMBERS OF INTRAWARE BOARD OF DIRECTORS

ORINDA, CA - JANUARY 12, 2001 - Intraware, Inc. (NASDAQ: ITRA), a leading provider of Internet-enabled information technology (IT) management solutions, today announced that it has entered into an agreement to raise additional financing through the sale of a new class of Series A Preferred Stock and warrants to investors including members of the Intraware Board of Directors and executives from Bay Area technology companies. Under the agreement, Intraware will raise approximately $5.2 million through the private placement of preferred stock and warrants. The investors in this financing include Kleiner, Perkins, Caufield & Byers, a leading venture capital organization that invested in Intraware prior to its IPO, David Duffield, founder and Chairman of the Board of PeopleSoft, Arthur Kern, a member of the Board of Directors of Yahoo!, Thomas Gonzales, Jr., co-founder and Chief Technology Officer of Commerce One and Margaret Taylor, former Senior Vice President of Engineering of PeopleSoft. Members of the Intraware Board of Directors who have agreed to participate in the financing included Mark B. Hoffman, Chairman of the Board and CEO of Commerce One, John V. Balen, General Partner of Canaan Partners and Ronald E. F. Codd, CEO of Momentum Software.

Pursuant to the financing agreements, the company will issue an aggregate of approximately 2,873,000 shares of preferred stock at a per share price of $1.81 and warrants to purchase approximately 287,300 shares of common stock at an exercise price of $1.99, or 110% of the purchase price of the preferred stock. The purchase price for the preferred stock is the average closing price of the Intraware common stock during the ten-day period ending January 11, 2001, plus a 15% premium. Each share of preferred stock will be convertible into one share of Intraware common stock at the election of the holder and will entitle the holder to a liquidation preference equal to the amount of the original investment, in the event of a liquidation, winding-up or dissolution of the company. The preferred stock will not have a dividend, will not carry any anti-dilution protections and will not be subject to adjustments to the conversion ratio, except for proportional adjustments in the event of a split or combination of the common stock. The company has agreed to file with the SEC, within 180 days of the closing of the financing, a registration statement to register the resale of the common stock issuable upon conversion of the preferred stock or exercise of the warrants. The company expects this financing to close on or around January 16, 2001. The offering of the preferred stock and warrants has not been registered under the Securities Act of 1933. These securities and the common

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stock into which they are convertible or for which they are exercisable may not be offered or resold absent registration or the availability of an applicable exemption from registration.


The company also announced that it today redeemed all of its outstanding Series A, B and C Preferred Stock issued on June 29, 2000. As of January 10, 2001, there was $9.16 million principal amount of the Series A, B and C Preferred Stock outstanding. The Series A, B and C Preferred Stock carried a 9% dividend and had a term of two years from the date of issuance. In exchange for the surrender of all shares of Series A, B and C Preferred Stock, the company paid to the holders an aggregate of $7.5 million in cash, issued 750,000 shares of Intraware common stock and adjusted the exercise price of the warrants issued in connection with Series A, B and C Preferred Stock to $2.03125 per share, the closing bid price for the Intraware common stock reported on Nasdaq on January 11, 2001. The company has agreed, within 5 business days of the closing of the redemption, to file a registration statement with the SEC to register the resale of the shares of Intraware common stock issued as part of the redemption and the shares of Intraware common stock issued upon exercise of the warrants. Had Intraware not redeemed the Series A, B and C Preferred Stock, due to the failure of the company to meet certain financial requirements set forth in the agreements governing the Series A, B and C Preferred Stock, Intraware may have been obligated to make additional dividend payments, pay additional cash penalties and potentially redeem the outstanding Preferred Stock at 120% of the stated value or approximately $11 million. Upon redemption of all of the outstanding Series A, B and C Preferred Stock, no shares of those series of Preferred Stock will be outstanding.

About Intraware

Intraware, Inc. [NASDAQ: ITRA - news] is a leading provider of Internet-enabled information technology (IT) management solutions that enable corporations to optimize their IT investments. Intraware's unique spectrum of innovative IT management solutions has attracted strategic relationships with industry-leading vendors, including Compaq Computer Corporation, IBM Corporation, Oracle Corporation, and iPlanet, a Sun-Netscape Alliance. Intraware is headquartered in Orinda, California, and can be reached by phone at (888) 446-8729, (925) 253-4500 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release referring to the anticipated closing of the new Series A Preferred Stock are forward statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include any event that would cause Intraware to breach any of its representations and warranties under the Preferred Stock and Warrant Purchase Agreement between Intraware and the new Series A Preferred Stock investors. Further information on potential factors that could affect Intraware's financial results is included in Intraware's Form 10-K for the 2000 fiscal year filed with the Securities and Exchange Commission
(SEC). Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.shareholder.com/intraware/medialist.cfm


Note to Editors: Intraware is a registered trademark of Intraware, Inc. All other company, product and service names mentioned herein may be trademarks of their respective owners.
-----------------------
CONTACT:

     Intraware, Inc.
     Carole Sinclair, 925/253-6500
     carole@intraware.com
     Pierre Hirsch, 925/253-6537
     pierre@intraware.com


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